UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2024

ADT Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-38352	47-4116383
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1501 Yamato Road

Boca Raton, Florida 33431

(Address of principal executive offices)

(561) 988-3600

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ADT	New York Stock Exchange

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

Credit Agreement Amendment

On October 1, 2024 (the “Closing Date”), Prime Security Services Borrower, LLC, a Delaware limited liability company (“Prime Borrower”), Prime Security Services Holdings, LLC, a Delaware limited liability company (“Holdings”), and The ADT Security Corporation, a Delaware corporation (“ADTSC” and together with Prime Borrower, the “Borrowers”), each a direct or indirect wholly owned subsidiary of ADT Inc. (“ADT,” the “Company,” “we” and “our”), entered into that certain Incremental Assumption and Amendment Agreement No. 17 (the “Credit Agreement Amendment”), by and among Prime Borrower, as borrower, Holdings, ADTSC, as co-borrower, the subsidiary loan parties party thereto, the lenders and issuing banks party thereto and Barclays Bank PLC, as administrative agent (the “Administrative Agent”), which amends and restates that certain Sixteenth Amended and Restated First Lien Credit Agreement, dated as of July 1, 2015, as amended and restated on May 2, 2016, June 23, 2016, December 28, 2016, February 13, 2017, June 29, 2017, March 16, 2018, December 3, 2018, March 15, 2019 (effective April 4, 2019), September 23, 2019, January 27, 2021, July 2, 2021, May 10, 2023 (effective July 1, 2023), October 13, 2023, April 15, 2024, May 15, 2024 and May 24, 2024 (the “Existing Credit Agreement”), by and among Prime Borrower, as borrower, Holdings, ADTSC, as co-borrower, the lenders party thereto, the Administrative Agent and the other parties named therein (as amended and restated by the Credit Agreement Amendment, the “Amended and Restated Credit Agreement”).

On the Closing Date, pursuant to the Credit Agreement Amendment, the Borrowers extended the maturity date of their existing $575 million first lien revolving credit facility (as extended, the “Extended First Lien Revolving Credit Facility”) to October 1, 2029 (subject to a springing maturity of 91 days prior to the maturity date of certain long-term indebtedness of Prime Borrower and its subsidiaries if, on such date, the aggregate principal amount of such indebtedness equals or exceeds $350 million), and obtained an additional $225 million of commitments under the Extended First Lien Revolving Credit Facility. As of the Closing Date, after giving effect to the Credit Agreement Amendment, the aggregate amount of commitments under the Extended First Lien Revolving Credit Facility is $800 million and there are no amounts outstanding thereunder.

Borrowings under the Extended First Lien Revolving Credit Facility bear interest at a rate equal to, at the Borrowers’ option, either (a) a term SOFR rate (“Term SOFR”) with a floor of zero or (b) a base rate (“Base Rate”) determined by reference to the highest of (i) the federal funds rate plus 0.50% per annum, (ii) the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the United States and (iii) the one-month adjusted term SOFR plus 1.00% per annum, in each case, plus an applicable margin of 2.00% per annum for Term SOFR loans and 1.00% per annum for Base Rate loans, subject to two step-downs based on certain specified net first lien leverage ratios. In addition, the Borrowers are required to pay a commitment fee equal to 0.30% per annum to the lenders under the Extended First Lien Revolving Credit Facility in respect of the unutilized commitments thereunder, subject to two step-downs based on certain specified net first lien leverage ratios.

Other than as described above, the Extended First Lien Revolving Credit Facility continues to have the same terms as the existing first lien revolving credit facility outstanding under the Existing Credit Agreement immediately prior to the Closing Date. Additionally, the parties to the Amended and Restated Credit Agreement continue to have the same obligations set forth in the Existing Credit Agreement.

The foregoing description of the Credit Agreement Amendment and the Amended and Restated Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to the full text of the Credit Agreement Amendment, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein, and the full text of the Amended and Restated Credit Agreement, a copy of which is attached as Annex A to the Credit Agreement Amendment and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
10.1	Incremental Assumption and Amendment Agreement No. 17, dated as of October 1, 2024, by and among Prime Security Services Holdings, LLC, Prime Security Services Borrower, LLC, The ADT Security Corporation, the subsidiary loan parties party thereto, the lenders and issuing banks party thereto and Barclays Bank PLC, as administrative agent.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 1, 2024	ADT Inc.

	By:	/s/ Jeffrey Likosar
Jeffrey Likosar
President, Corporate Development and Transformation, and Chief Financial Officer